Date:             April 19, 2004
                                     Refer to: (317) 276-5795 - Terra Fox, Lilly
                                         (425) 415-2207 - Lacy Fitzpatrick, ICOS

  Lilly ICOS LLC Reports First Quarter 2004 Global Cialis Sales of $108 million

       -- Cialis surpasses Levitra in new and total U.S. prescriptions --
              -- Nearly two million patients treated with Cialis --


BOTHELL, Wash. and INDIANAPOLIS, Ind - April 19, 2004 - Lilly ICOS LLC (Lilly
ICOS) (NYSE: LLY and Nasdaq:ICOS) is releasing its financial results for the three-month period ended March 31, 2004. Worldwide sales of Cialis(R) (tadalafil) in the first quarter of 2004 were $108.3 million, compared to $21.5 million in the first quarter of 2003. As of March 31, 2004, nearly two million men around the world have been treated with Cialis.

Cialis Net Product Sales (in millions):

                                                  Three Months Ended
                                                       March 31,
                                                       ---------
                                                   2004         2003
                                                   ----         ----
Lilly ICOS Territories:

         United States                            $32.8         $ --
         Europe(1)                                 36.3         16.6
         Canada and Mexico                          5.9           --
                                               ---------    ---------
                  Total Lilly ICOS                 75.0         16.6
Lilly Territories                                  33.3          4.9
                                               ---------    ---------
                  Worldwide Total                $108.3        $21.5
                                               =========    =========



"We are delighted with the favorable response by physicians and patients since the U.S. launch of Cialis began, in late 2003," commented Paul Clark, ICOS Chairman and Chief Executive Officer.


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

"Cialis continues to post strong gains in market share and the U.S. PDE5 inhibitor market growth has accelerated. As mentioned in ICOS' February 3, 2004 conference call, the Cialis marketing and selling investment is heavily front-ended relative to the expected revenue trajectory. The Lilly ICOS results reported today are consistent with our expectation, communicated on February 3, that more than half of the 2004 net loss would occur in the first quarter."

"We are pleased with how our U.S. launch is proceeding and the rapid uptake of Cialis," commented Khoso Baluch, Lilly's U.S. Group Brand Leader for Endocrinology and Urology. "After only four months on the U.S. market, Cialis has surpassed Levitra(R) (vardenafil HCl) in weekly market share of new and total prescriptions written."

For the week ended April 2, 2004, Cialis captured 19.5% and 11.1% of new and total U.S. PDE5 inhibitor prescriptions, respectively, compared to Levitra's 14.2% and 10.3%, respectively.(2)

Leonard Blum, ICOS Vice President, Sales and Marketing, added, "Cialis is the only oral ED treatment to give couples up to 36 hours to choose the moment for intimacy that is right for them. Physicians have reported to us that patients appreciate the benefits of Cialis and frequently, after a sample period, request a prescription. This is consistent with a head to head study, recently published in European Urology, showing that 73% of men preferred Cialis compared to Viagra(R) (sildenafil citrate) for treatment of their ED after receiving treatment with both products."(3)

Financial Results
-----------------
For the three months ended March 31, 2004, Lilly ICOS reported a net loss of $138.8 million, compared to a net loss of $43.1 million for the three months ended March 31, 2003.

Total Lilly ICOS revenue for the first quarter of 2004 was $81.7 million, compared to $17.6 million for the first quarter of 2003. Lilly ICOS revenue for the 2004 period includes $6.7 million in royalties on sales reported by Lilly, compared to $1.0 million in royalties for the first quarter of 2003. The increase in Lilly ICOS revenue reflects the global expansion of Cialis availability, from introduction in Europe in February 2003, to more than 55 countries today.

Cost of sales increased $5.0 million from the first quarter of 2003, to $6.6 million in the first quarter 2004, including royalties payable by Lilly ICOS equal to 5% of its net product sales. As a percent of net product sales, cost of sales was 8.8% in the first quarter of 2004, compared to 9.7% in the first quarter of 2003.

Selling, general and administrative expenses increased $152.7 million from the first quarter of 2003, to $195.1 million in the first quarter of 2004. This increase is primarily due to (i) 2004 sales and marketing costs associated with the U.S. launch of Cialis, including a substantial direct to consumer program, and (ii) the fact that 2003 includes only a partial quarter of post-launch marketing and sales activities in Europe.


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

Research and development expenses were $18.8 million in the first quarter of 2004, compared to $16.7 million in the first quarter of 2003. The increase in research and development expenses is primarily due to postmarketing trials, partially offset by reduced clinical activity associated with seeking FDA approval for Cialis.

About Lilly ICOS LLC
--------------------
Lilly ICOS LLC, a 50/50 joint venture between ICOS Corporation and Eli Lilly and Company, is marketing Cialis for the treatment of erectile dysfunction in North America and Europe.

Eli Lilly and Company, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Indiana, Lilly provides answers - through medicines and information - for some of the world's most urgent medical needs.

ICOS Corporation, a biotechnology company, is dedicated to bringing innovative therapeutics to patients. Headquartered in Bothell, Washington, ICOS is marketing its first product, Cialis(R) (tadalafil), for the treatment of erectile dysfunction. ICOS is working to develop treatments for serious unmet medical conditions such as chronic obstructive pulmonary disease, cancer and inflammatory diseases.

                                       ###

Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations, estimates and projections about the industry, management beliefs and certain assumptions made by the management of ICOS and Lilly. Investors are cautioned that matters subject to forward-looking statements involve risks and uncertainties, including economic, competitive, governmental, technological, legal and other factors discussed in the two companies' respective filings with the Securities and Exchange Commission, which may affect the business and prospects of the two companies and Lilly ICOS. Results and the timing and outcome of events may differ materially from those expressed or implied by the forward-looking statements in this press release. More specifically, there can be no assurance that Cialis will achieve commercial success or that competing products will not pre-empt market opportunities that might exist for the product.

The forward-looking statements contained in this press release represent ICOS' and Lilly's judgment as of the date of this release. ICOS and Lilly undertake no obligation to publicly update any forward-looking statements.

                       --Selected financial data follows--


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                                 Lilly ICOS LLC
                 Condensed Consolidated Statements of Operations
                                 (in thousands)
                                   (unaudited)

                                                    Three Months Ended
                                                        March 31,
                                              -------------------------------
                                                   2004           2003
                                              -------------- -----------------
Revenue:

     Product sales, net                           $    75,017    $    16,615
     Royalties                                          6,652            975
                                              --------------- ----------------
         Total revenue                                 81,669         17,590
                                              --------------- ----------------

Expenses:
     Cost of sales                                      6,573          1,604
     Selling, general and administrative              195,053         42,396
     Research and development                          18,827         16,685
                                              ---------------- ---------------
         Total expenses                               220,453         60,685
                                              ---------------- ---------------

Net loss                                          $ (138,784)    $  (43,095)
                                              ================ ===============


--------

(1) Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden and the United Kingdom.

(2)  IMS National Prescription Audit Plus 7(TM), April 2004.

(3) A Multicenter, Randomized, Double-Blind, Crossover Study to Evaluate Patient Preference between Tadalafil and Sildenafil. Alexander Von Keitz, MD; Jacob Rajfer, MD; Scott Segal, MD; Aileen Murphy, MPH: Jonathan Denne, PhD; Timothy Costigan, PhD; Daniel Lockhart, PhD; Charles Beasley, MD; Jeffrey T. Emmick, MD, PhD. European Urology (Vol. 45, issue 4)



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